News Release

NORTHGATE MINERALS CORPORATION
Stock Symbols: TSX: NGX, AMEX: NXG
Website: www.northgateminerals.com

NORTHGATE MINERALS COMMON SHARE PURCHASE WARRANTS
TO EXPIRE ON DECEMBER 28, 2006

VANCOUVER, November 29, 2006 –Northgate Minerals Corporation (TSX: NGX, AMEX: NXG) today provided notice of the impending expiry of its publicly traded common share purchase warrants. These warrants were issued in conjunction with two financings completed by the Corporation in 2002 when it was known as Northgate Exploration Limited. The warrants currently trade on the Toronto Stock Exchange (TSX) under CUSIP numbers 666416169 and 666416177 and will continue to trade on the TSX until 12:00 noon Eastern Standard Time on December 28, 2006. Each warrant is exercisable into one common share of Northgate Minerals Corporation at any time prior to expiry which will occur at 5:00 pm Eastern Standard Time on December 28, 2006.

Warrant holders wishing to exercise their warrants must ensure that the warrant certificate, the properly completed exercise form and the exercise price of Cdn$3.00 per warrant are received by Computershare Trust Company of Canada (in Vancouver: 510 Burrard Street, Vancouver, BC, V6C 3B9; or in Toronto: 100 University Avenue, 9th floor, Toronto, Ontario, M5J 2N1) prior to expiry. All unexercised warrants will be valueless after they expire.

Those warrant holders who have questions about the mechanics of exercising Northgate common share purchase warrants are encouraged to contact their broker or Northgate’s transfer agent, Computershare Trust Company of Canada at 1-800-564-6253. Warrant exercise forms in PDF format are available on Northgate’s website at www.northgateminerals.com.

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Northgate Minerals Corporation is a gold and copper mining company focused on operations and opportunities in the Americas. The Corporation's principal assets are the 300,000-ounce per year Kemess South mine in north-central British Columbia, the adjacent Kemess North deposit, which contains a Proven and Probable Reserve of 4.1 million ounces of gold and the Young-Davidson property in northern Ontario with a total resource base of 1.5 million ounces of gold. Northgate is listed on the Toronto Stock Exchange under the symbol NGX and on the American Stock Exchange under the symbol NXG.

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Forward-Looking Statements

This news release includes certain "forward-looking statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. These forward-looking statements include estimates, forecasts, and statements as to management’s expectations with respect to, among other things, future metal production and production costs, potential mineralization and reserves, exploration results, progress in the development of mineral properties, demand and market outlook for commodities and future plans and objectives of Northgate Minerals Corporation (Northgate). Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management are inherently subject to significant business, economic and competitive uncertainties and contingencies. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Northgate’s expectations are disclosed under the heading "Risk and Uncertainties" in Northgate’s 2005 Annual Report and under the heading "Risk Factors" in Northgate’s 2005 Annual Information Form (AIF) both of which are filed with Canadian regulators on SEDAR (www.sedar.com) and with the United States Securities and Exchange Commission (www.sec.gov). Northgate expressly disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Mr. Ken G. Stowe	Mr. Jon A. Douglas
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer
416-216-2772	416-216-2774